Form 10-K, Exhibit 13
period 1993-12-31
CITIZENS FIRST BANCORP INC /NJ/
filed 1994-03-31
CIK 702163

                                                                               9
                                                                    ------------



CONSOLIDATED BALANCE SHEETS

(dollars in thousands)
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
December 31                                                                                1993             1992
- ----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                             $   111,295      $   145,413
Interest-bearing balances with banks                                                        500              500
Federal Funds sold                                                                       50,000          105,000
- ----------------------------------------------------------------------------------------------------------------
      Total cash and cash equivalents                                                   161,795          250,913
Investment securities:
   U.S. Treasury and government agencies                                                 97,652          243,884
   States and political subdivisions                                                     25,522            2,141
   Other                                                                                 11,736           10,006
- ----------------------------------------------------------------------------------------------------------------
      Total investment securities (market value: 1993, $135,899; 1992, $259,205)        134,910          256,031
Securities available for sale (market value: 1993, $418,616; 1992, $233,483)            417,033          230,062
Trading account securities                                                                    -            1,514
Loans:
   Commercial and industrial                                                            353,775          326,199
   Real estate-commercial                                                               745,732          719,595
   Real estate-residential                                                              352,937          302,630
   Real estate-construction                                                              51,545           77,626
   Consumer                                                                             276,845          278,919
- ----------------------------------------------------------------------------------------------------------------
      Total loans                                                                     1,780,834        1,704,969
Less:Allowance for loan losses                                                           63,788           75,838
- ----------------------------------------------------------------------------------------------------------------
      Net loans                                                                       1,717,046        1,629,131
Premises and equipment, net                                                              36,472           36,996
Foreclosed real estate, net                                                              45,003           62,540
Accrued income receivable                                                                16,353           17,927
Other assets                                                                             37,735           21,965
- ----------------------------------------------------------------------------------------------------------------
      Total assets                                                                  $ 2,566,347      $ 2,507,079
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Demand (non-interest bearing)                                                    $   424,238      $   387,248
   Savings                                                                            1,094,709        1,024,396
   Time (time deposits of $100,000 or more: 1993, $92,766; 1992, $79,433)               802,028          886,285
- ----------------------------------------------------------------------------------------------------------------
      Total deposits                                                                  2,320,975        2,297,929
Short-term borrowings                                                                     6,795            8,215
Accrued expenses and other liabilities                                                   22,312           18,317
Long-term debt                                                                           19,240           19,290
- ----------------------------------------------------------------------------------------------------------------
      Total liabilities                                                               2,369,322        2,343,751
- ----------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Preferred stock, authorized 3,000,000 shares,
   Series A, $2.50 Cumulative Convertible, no par value
   Issued and outstanding: 1993, 68,815 shares; 1992, 69,822 shares;
      liquidation preference $23.00 per share                                             1,583            1,606
Common stock, no par value
   Authorized 56,393,972 shares
   Issued: 1993, 50,006,514 shares; 1992, 49,968,009 shares                              62,508           62,460
Paid-in capital                                                                         107,904          107,810
Retained earnings (accumulated deficit)                                                  26,587           (6,991)
Treasury stock, at cost (146,690 shares)                                                 (1,557)          (1,557)
- -----------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                                        197,025          163,328
- -----------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                    $ 2,566,347      $ 2,507,079
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.


10
- -------------



CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                                1993            1992           1991
- -------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Loans                                                                         $ 137,595       $ 147,563      $ 178,090
   Investment securities:
      Taxable interest                                                              25,313          23,712         24,009
      Tax-exempt interest                                                              328             191          2,299
   Interest-bearing balances with banks                                                 16              14             11
   Other                                                                             3,093           3,814          6,158
- -------------------------------------------------------------------------------------------------------------------------
      Total interest income                                                        166,345         175,294        210,567
- -------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
   Savings deposits                                                                 25,303          30,374         44,022
   Time deposits                                                                    32,612          49,447         74,613
   Other time deposits of $100,000 or more                                           3,063           2,382         11,245
   Short-term borrowings                                                               208             220            576
   Long-term debt                                                                    1,300           1,303          1,305
- -------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                        62,486          83,726        131,761
- -------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                103,859          91,568         78,806
   Provision for loan losses                                                        17,000          23,000         24,000
- -------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                 86,859          68,568         54,806
- -------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
   Trust department income                                                           3,932           3,578          3,316
   Service charges on deposit accounts                                               9,849           6,341          3,796
   Credit card merchant income                                                       2,490           2,334          2,282
   Gain on sale of securities and loans                                              5,127             868         13,398
   Commissions and other income                                                      3,778           2,806          2,397
- -------------------------------------------------------------------------------------------------------------------------
      Total non-interest income                                                     25,176          15,927         25,189
- -------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
   Salaries and employee benefits                                                   36,560          33,806         34,162
   Net occupancy                                                                     6,819           6,895          6,954
   Furniture and equipment                                                           3,298           3,164          3,300
   Insurance premiums on deposits                                                    5,992           5,225          5,265
   Credit card merchant expense                                                      1,993           1,946          1,786
   Other operating expenses                                                         16,639          16,931         17,514
   Foreclosed real estate expense, net                                              11,134           6,840          7,811
- -------------------------------------------------------------------------------------------------------------------------
      Total operating expenses                                                      82,435          74,807         76,792
- -------------------------------------------------------------------------------------------------------------------------
Income before income taxes, extraordinary credit and
   change in accounting principle                                                   29,600           9,688          3,203
   Income tax expense                                                                  461           3,452            247
- -------------------------------------------------------------------------------------------------------------------------
Income before extraordinary credit and change in accounting principle               29,139           6,236          2,956
   Extraordinary credit-utilization of net operating loss carryforward                   -           3,236              -
   Cumulative effect of change in accounting principle                               7,168               -              -
- -------------------------------------------------------------------------------------------------------------------------
      NET INCOME                                                                 $  36,307       $   9,472      $   2,956
- -------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
   Primary                                                                      50,121,132      28,814,006     21,382,228
   Fully Diluted                                                                52,625,002      28,814,006*    21,382,228*
INCOME PER COMMON SHARE
   Primary
      Income before extraordinary credit and change in
         accounting principle                                                        $ .58           $ .21          $ .13
      Extraordinary credit                                                               -             .11              -
      Cumulative effect of change in accounting principle                              .14               -              -
      Net income                                                                       .72             .32            .13
   Fully Diluted
      Income before extraordinary credit and change in
         accounting principle                                                          .57             .21*           .13*
      Extraordinary credit                                                               -             .11*             -
      Cumulative effect of change in accounting principle                              .14               -              -
      Net income                                                                       .71             .32*           .13*
- -------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.                         * Convertible securities have no dilutive effect.


                                                                              11
                                                                   -------------


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

- ----------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------
                                                                                                    Retained
                                                                                                    Earnings
                                                        Preferred      Common         Paid-in   (Accumulated        Treasury
(dollars in thousands)                                  Stock          Stock          Capital        Deficit)       Stock
- ----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1990                         $    1,611     $   26,964     $   75,995     $  (18,187)    $   (3,484)
Issuance of common stock to the Employee Stock
     Ownership Plan (181,410 shares)                                                                (1,232)         1,927
Issuance of common stock due to conversion of
     102 preferred shares (677 shares)                     (2)             1              1
Net income                                                                                           2,956
- ----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1991                              1,609         26,965         75,996        (16,463)        (1,557)
Issuance of common stock in connection with the
     rights offering (28,394,932 shares)                              35,494         31,812
Issuance of common stock due to conversion of
     127 preferred shares (1,114 shares)                   (3)             1              2
Net income                                                                                           9,472
- ----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1992                              1,606         62,460        107,810         (6,991)        (1,557)
Issuance of common stock due to conversion of
     1,007 preferred shares (8,840 shares)                (23)            11             12
Issuance of common stock due to exercise of
     stock options (29,665 shares)                                        37             82
Net income                                                                                          36,307
Common stock dividend declared ($.0425 per share)                                                   (2,119)
Preferred stock dividend declared ($2.50 per share)                                                   (610)
- ----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993                         $    1,583     $   62,508     $  107,904     $   26,587     $   (1,557)
- ----------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

12
- --------------



CONSOLIDATED STATEMENTS OF CASH FLOWS


(dollars in thousands)
- --------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                           1993           1992           1991
- --------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
     Net income                                                            $   36,307     $    9,472     $    2,956
     Adjustments to reconcile net income to net cash flows
               provided from operating activities:
          Provision for loan losses                                            17,000         23,000         24,000
          Provision for losses on foreclosed real estate                        4,672            232          3,828
          Amortization of unearned income on loans                                119            186            365
          Amortization of intangible assets                                     1,550          1,550          1,550
          Depreciation on premises and equipment                                3,523          3,094          3,046
          Proceeds from maturities of securities available for sale             7,181             --             --
          Proceeds from sales of securities available for sale                155,240         50,836        142,183
          Purchase of securities available for sale                          (175,546)            --             --
          Gains on sales of securities                                         (5,127)          (868)        (7,530)
          Proceeds from sales of trading account securities                    33,471         42,535         41,226
          Purchase of trading account securities                              (31,957)       (43,453)       (37,755)
          Gain on sale of loans                                                    --             --         (5,868)
     Changes in operating assets and liabilities:
          Decrease (increase) in accrued income receivable                      1,574           (478)         9,530
          Deferred income tax charge                                               --             --          1,282
          (Increase) decrease in income taxes receivable, net                 (15,743)         5,329        (19,787)
          (Increase) decrease in other assets                                  (1,577)         3,604         24,257
          Increase (decrease) in accrued expenses and other liabilities         1,833         (9,356)         6,208
- --------------------------------------------------------------------------------------------------------------------
               Net cash flows provided from operating activities               32,520         85,683        189,491
- --------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
     Proceeds from maturities of investment securities                         68,315        126,542        204,514
     Proceeds from sales of investment securities                             134,879             --        432,024
     Purchase of investment securities                                       (250,792)      (216,612)      (846,526)
     Net (increase) decrease in loans                                        (121,801)         1,734        149,618
     Proceeds from sale of loans                                                9,926             --         60,238
     Sales of and payments on foreclosed real estate                           19,706         28,625         17,201
     Purchases of premises and equipment                                       (2,999)        (1,627)        (2,311)
- --------------------------------------------------------------------------------------------------------------------
               Net cash flows (used in) provided from investing activities   (142,766)       (61,338)        14,758
- --------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
     Net increase (decrease) in demand and savings deposits                   107,303        108,710        (13,117)
     Net decrease in time deposits                                            (84,257)      (172,695)      (167,202)
     Net decrease in short-term borrowings                                     (1,420)        (2,137)        (6,851)
     Principal payments on long-term debt                                         (50)           (50)           (50)
     Proceeds from the issuance of common stock                                   119         67,306            695
     Cash dividends on preferred stock                                           (567)            --             --
- --------------------------------------------------------------------------------------------------------------------
               Net cash flows provided from (used in) financing activities     21,128          1,134       (186,525)
- --------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                          (89,118)        25,479         17,724
Cash and cash equivalents, beginning of year                                  250,913        225,434        207,710
- --------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                     $  161,795     $  250,913     $  225,434
- --------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW INFORMATION
Amount paid during the year for:
     Interest                                                              $   64,335     $   92,708     $  137,655
     Income taxes                                                               9,044          1,114            431
Supplemental schedule of noncash investing activities
     Increase in foreclosed real estate                                         6,841          2,409         10,471
- --------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.


                                                                              13
                                                                   -------------



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION - The consolidated financial statements of Citizens First Bancorp, Inc. ("Citizens") include the accounts of Citizens and its wholly-owned subsidiary, Citizens First National Bank of New Jersey ("Bank"). All significant intercompany accounts and transactions have been eliminated.

SECURITIES PORTFOLIO - Investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Investment securities are stated at cost because Citizens has both the ability and intent to hold these securities to maturity. Investment securities gains and losses are recognized by the specific identification method.

Securities that management determines will not be held to maturity are designated as available for sale. Securities available for sale include securities that management intends to use as part of its asset/liability strategy, or securities that may be sold in response to changes in interest rates, changes in prepayment risks or the need to increase capital. Securities available for sale and trading account securities are carried at the lower of aggregate cost or market value.

LOANS - Loans are stated net of unearned income. Net unearned income is recognized as income using a method which approximates the interest method.

Interest income is not accrued on loans where management has determined that the borrowers may be unable to meet contractual principal or interest obligations or where interest or principal is 90 days or more past due, unless the loans are well secured and in the process of collection. When a loan is placed on nonaccrual, interest accruals cease and uncollected past due interest (including interest applicable to prior years, if any) is reversed and charged against current income. Thereafter, interest income is not recognized unless the financial condition and payment record of the borrower warrant the recognition of interest income. Interest on loans that have been restructured with modified terms is accrued according to the renegotiated terms.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established through charges to income. Loan losses are charged against the allowance for loan losses when management believes that the collectibility of principal is unlikely. If the allowance is below the level considered by management to be sufficient to absorb future losses on outstanding loans and commitments, the provision for loan losses is increased to the level considered necessary to provide an adequate allowance. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of the loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation, computed on the straight-line method over estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lives of the improvements or the terms of the leases on a straight-line basis. Certain leases have been capitalized and are being amortized over their terms on a straight-line basis. Expenditures for maintenance and repairs are charged to operating expenses; major replacements and improvements are capitalized.

FORECLOSED REAL ESTATE - Real estate properties acquired through loan foreclosure or that are insubstance foreclosures are recorded at the lower of cost or estimated fair value less estimated costs to sell. Subsequent valuations are periodically performed by management and the carrying value is adjusted by a charge to expense to reflect any subsequent declines in the estimated fair value. As a result, further declines in real estate values may result in increased foreclosed real estate expense in the future. Routine holding costs are charged to expense as incurred.

OTHER ASSETS - Other assets include deferred federal and state income taxes. In addition, other assets include excess of cost over net assets acquired, which is being amortized on a straight-line basis over 20 years, and core deposit intangible, which is being amortized on a straight-line basis over 10 years.

INCOME TAXES - The provision for income taxes is based on pre-tax income which differs in some respects from taxable income. In years prior to 1993, when income and expenses were recognized in different periods for financial reporting purposes than for income tax reporting purposes, deferred taxes were provided on timing differences at the effective tax rate and the resulting deferred tax asset or liability was not adjusted for subsequent changes in the tax rate. Beginning in 1993, all cumulative temporary differences, as defined by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), are tax effected using the current tax rate.

14
- -------------



RECENT ACCOUNTING PRONOUNCEMENTS - In 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") which is effective for fiscal years beginning after December 15, 1993. SFAS 115 establishes accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. As a result of adopting SFAS 115 in the first quarter of 1994, Citizens will mark-to-market securities designated as available for sale in its securities portfolio. Had Citizens adopted SFAS 115 at January 1, 1994, the mark-to-market adjustment on the existing available for sale portfolio would have been $1,583,000, which would have required the recording of the adjustment as an increase in shareholders' equity of approximately $950,000, net of income taxes, in accordance with SFAS 115.

In 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" ("SFAS 114") which is effective for fiscal years beginning after December 15, 1994. SFAS 114 requires that impaired loans, as defined, be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Citizens has not evaluated the impact of adopting SFAS 114 on the financial statements.

INCOME PER COMMON SHARE - Primary income per common share is computed by dividing net income, less dividends on the convertible preferred stock, by the weighted average number of common shares and common share equivalents outstanding during the year. Fully diluted income per common share is computed by dividing net income plus the interest on the convertible subordinated debentures, net of income tax benefit, by the weighted average number of common shares and common share equivalents outstanding during the year, plus the number of shares issuable on conversion of the preferred stock and convertible subordinated debentures. For 1992 and 1991, convertible securities had no dilutive effect.


2. REGULATORY PROCEEDINGS

In December 1992, as a result of the Bank's improved capital position and other factors, the Office of the Comptroller of the Currency ("OCC") terminated a Cease and Desist Order issued in 1990 and entered into a Memorandum of Understanding ("MOU") with the Board of Directors setting forth areas that the Bank will continue to address to further the rebuilding process, including reducing the level of nonperforming assets. The MOU requires the Bank to maintain a Tier 1 capital ratio of 6.5% of adjusted total assets, a Tier 1 capital ratio of 7.5% of risk-weighted assets, and total capital of 10.0% of risk-weighted assets. At December 31, 1993, the Bank was in full compliance with all regulatory capital requirements.

In December 1990, the Board of Directors of Citizens entered into an agreement with the Federal Reserve Bank of New York ("FRB") concerning the operations of Citizens, the purpose of which is to restore and maintain the financial health of Citizens. Included among the matters covered by the agreement with the FRB are restrictions on the payment of dividends, bonuses, benefits and expenditures of an extraordinary nature by Citizens without notice to, or the prior approval of, the FRB. In March 1993, Citizens executed an amendment to its written agreement with the FRB permitting Citizens to declare and pay regular quarterly dividends on the preferred stock without being required to obtain prior written approval.


3. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Citizens is a party to financial instruments with off-balance sheet risk in the normal course of business. These instruments include commitments to extend credit, standby letters of credit and forward currency contracts.

Citizens' exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. Citizens applies the same credit and underwriting policies in making commitments and conditional obligations as it does in extending loans to customers.

The amount of these instruments at December 31 follows:


- --------------------------------------------------------------------------
(in thousands)                                  1993                  1992
- --------------------------------------------------------------------------

Financial instruments where contract
amounts represent credit risk:
     Commitments to extend credit           $193,963              $200,867
     Standby letters of credit                16,101                24,586
     Forward currency contracts                2,466                 1,693
- --------------------------------------------------------------------------

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition in the contract. Commitments generally have fixed expiration dates and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

                                                                              15
                                                                   -------------



Standby letters of credit are conditional commitments issued to assure the performance of a customer to a third party. Those commitments are primarily issued to support public and private bond financing, financial obligations and collateral support to bonding companies. Most standby letters of credit extend for less than five years although some expire in decreasing amounts through 2005. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The extent of collateral as a percentage of those commitments at December 31, 1993 varies and averaged 80%.

Forward currency contracts are contracts for delayed delivery of foreign currencies in which the seller agrees to make delivery at a future date of a specified currency at a specified price. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from currency fluctuations.


4. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS - For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES, SECURITIES AVAILABLE FOR SALE AND TRADING ACCOUNT SECURITIES - For securities and derivative instruments held for trading purposes, which include municipal bonds, and marketable securities held for investment purposes or available for sale, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS - The fair value of the overall portfolio of performing residential and commercial mortgages, commercial loans and consumer loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For nonperforming loans, fair value is calculated by discounting future estimated cash flows. The calculation of fair value is adjusted by the allowance for loan losses established based upon the credit risk of the overall portfolio.

DEPOSIT LIABILITIES - The fair value of demand deposits, savings deposits, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

LONG-TERM DEBT - Fair value is based on the quoted market price for the outstanding debt or estimated fair value using originally quoted market prices for similar securities.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT, AND FORWARD CURRENCY CONTRACTS - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The estimated fair values of the Citizens' financial instruments at December 31 are as follows:


- -----------------------------------------------------------------------------------------------
                                                      1993                          1992
- -----------------------------------------------------------------------------------------------
                                            CARRYING          FAIR       Carrying          Fair
(in thousands)                                AMOUNT         VALUE         Amount         Value
- -----------------------------------------------------------------------------------------------
Financial assets:
   Cash and cash
     equivalents                          $  161,795    $  161,795     $  250,913    $  250,913
   Trading account
     securities                                    -             -          1,514         1,514
   Investment securities
     and securities
     available for sale                      551,943       554,515        486,093       492,688
   Total loans                             1,780,834     1,792,049      1,704,969     1,708,844
   Less: Allowance
     for loan losses                         (63,788)      (63,788)       (75,838)      (75,838)
- -----------------------------------------------------------------------------------------------
                                          $2,430,784    $2,444,571     $2,367,651    $2,378,121
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Financial liabilities:
   Deposits                               $2,320,975    $2,324,849     $2,297,929    $2,304,094
   Short-term
     borrowings                                6,795         6,795          8,215         8,215
   Long-term debt                             19,240        16,258         19,290        14,242
- -----------------------------------------------------------------------------------------------
                                          $2,347,010    $2,347,902     $2,325,434    $2,326,551
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Off-balance sheet financial instruments:
   Commitments to
     extend credit                        $  193,963    $  193,963     $  200,867    $  200,867
   Standby letters
     of credit                                16,101        16,101         24,586        24,586
   Forward currency
     contracts                                 2,466         2,466          1,693         1,693
- -----------------------------------------------------------------------------------------------


16
- -------------



5. SECURITIES PORTFOLIO

Investment securities of $55,100,000 at December 31, 1993, and $133,600,000 at December 31, 1992, were pledged for public deposits, securities sold under repurchase agreements and fiduciary purposes as required by law. The market value of the securities portfolio held at December 31 follows:


- ----------------------------------------------------------------------
(in thousands)                                1993                1992
- ----------------------------------------------------------------------
INVESTMENT SECURITIES:
U.S. Treasury and government
   agencies                               $ 98,516            $246,743
States and political subdivisions           25,651               2,266
Other                                       11,732              10,196
- ----------------------------------------------------------------------
                                           135,899             259,205
- ----------------------------------------------------------------------

SECURITIES AVAILABLE FOR SALE:
U.S. Treasury and government
   agencies                                418,616             233,483
- ----------------------------------------------------------------------
Total securities portfolio                $554,515            $492,688
- ----------------------------------------------------------------------
- ----------------------------------------------------------------------



The gross realized gains and losses on securities sold during the years ended December 31 follow:


- -------------------------------------------------------------------------------
(in thousands)                            1993           1992              1991
- -------------------------------------------------------------------------------
INVESTMENT SECURITIES:
   Gross gains                          $2,966           $  -            $6,062
   Gross losses                              -              -               (67)
SECURITIES AVAILABLE FOR SALE:
   Gross gains                           2,161            868             1,535
   Gross losses                              -              -                 -
- -------------------------------------------------------------------------------

The gross unrealized gains and losses on the securities portfolio held at December 31 follow:


- -----------------------------------------------------------------------------
(in thousands)                                1993                 1992
- -----------------------------------------------------------------------------
                                          GAINS   LOSSES       Gains   Losses
- -----------------------------------------------------------------------------
INVESTMENT SECURITIES:
U.S. Treasury and
   government agencies                  $  887    $   23     $2,931       $73
States and political
   subdivisions                            140        11        126         -
Other                                        -         4        194         4
- ------------------------------------------------------------------------------
                                        $1,027    $   38     $3,251       $77
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
U.S. Treasury and
   government agencies                  $2,592    $1,009     $3,421        $-
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------



The book value and market value of the securities portfolio held at December 31, 1993 by contractual maturity follow:


- -------------------------------------------------------------------
(in thousands)                      Book Value         Market Value
- -------------------------------------------------------------------
Within 1 year                         $271,343             $272,914
After 1 through 5 years                276,249              277,196
After 5 through 10 years                 1,178                1,232
After 10 years                           3,173                3,173
- -------------------------------------------------------------------
                                      $551,943             $554,515
- -------------------------------------------------------------------
- -------------------------------------------------------------------


6. ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses for the years ended December 31 follows:


- -------------------------------------------------------------------------------
(in thousands)                          1993              1992             1991
- -------------------------------------------------------------------------------
Balance, beginning of year           $75,838           $75,597         $101,209
Provision charged to
   operating expenses                 17,000            23,000           24,000
Loans charged off                    (31,697)          (27,988)         (53,039)
Recoveries on loans                    2,647             5,229            3,427
- -------------------------------------------------------------------------------
Balance, end of year                 $63,788           $75,838          $75,597
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------



7. LOANS TO RELATED PARTIES

The Bank has, and expects to have in the future, banking transactions in the ordinary course of business with directors, executive officers and their affiliates on the same terms as those prevailing for comparable transactions with other borrowers. These loans amounted to $29,204,000 and $26,615,000 at December 31, 1993 and 1992, respectively, and do not involve more than normal risks of repayment. At December 31, 1993 and December 31, 1992 these loans represented 14.8% and 16.3%, respectively, of shareholders' equity. During 1993, new loans in the amount of $9,040,000 were made to related parties and repayments and reclassified loans of a retired director were $6,451,000. During 1992, new loans in the amount of $24,611,000 were made to related parties and repayments were $7,858,000. In addition, a related party was contingently liable in the amount of $25,000 on a standby letter of credit at December 31, 1993. At December 31, 1992, a related party was contingently liable in the amount of $2,370,000 on a standby letter of credit. At December 31, 1993 and 1992 a loan in the amount of $689,000 and $709,000, respectively, was on nonaccrual status to a partnership in which a director had a 1% limited partner interest.

                                                                              17
                                                                   -------------



8. NONPERFORMING ASSETS

Nonperforming assets of $109,194,000 and $164,952,000, which represent 5.98% and 9.33% of total loans and foreclosed real estate as of December 31, 1993 and 1992, respectively, consist of all nonperforming loans and foreclosed real estate. Gross interest income of approximately $8,059,000 and $10,884,000 would have been recorded for the years ended December 31, 1993 and 1992, respectively, if nonaccrual loans had been current. Interest earned and recognized on a cash basis on nonaccrual loans amounted to $820,000 and $1,086,000 for the years ended December 31, 1993 and 1992, respectively. In addition, interest earned on restructured loans that are performing in accordance with their modified terms amounted to $1,984,000 and $1,200,000 for the years ended December 31, 1993 and 1992, respectively. These loans would have earned $4,314,000 and $2,754,000 for the years ended December 31, 1993 and 1992, respectively, had they performed in accordance with their original terms. For additional discussion, see page 31 under the caption "Asset Quality."

In 1993, Citizens sold approximately $42 million of loans and foreclosed real estate, resulting in a reduction in nonperforming assets of approximately $27 million. The transaction resulted in a reduction of the allowance for loan losses of $15 million and a charge to foreclosed real estate expense of approximately $3 million.


9. PREMISES AND EQUIPMENT

Premises and equipment at December 31 consist of:


- ------------------------------------------------------------------------------
(in thousands)                                          1993           1992
- ------------------------------------------------------------------------------
Land                                                  $ 5,573        $ 5,573
Buildings                                              21,691         21,281
Furniture and equipment                                19,365         27,706
Leasehold improvements                                 11,614         11,506
- ------------------------------------------------------------------------------
                                                       58,243         66,066
Less: Allowance for depreciation and
     amortization                                      21,771         29,070
- ------------------------------------------------------------------------------
                                                      $36,472        $36,996
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------



10. SHORT-TERM BORROWINGS

Short-term borrowings at December 31 consist of:


- ----------------------------------------------------------
(in thousands)                    1993      1992      1991
- ----------------------------------------------------------
Securities sold under
     repurchase agreements      $6,795    $7,015    $9,452
Federal Funds purchased              -     1,200       900
- ----------------------------------------------------------
                                $6,795    $8,215   $10,352
- ----------------------------------------------------------
- ----------------------------------------------------------



The majority of securities sold under repurchase agreements mature within 45 days and Federal Funds purchased mature in one business day.

Additional information regarding securities sold under repurchase agreements follows:


- --------------------------------------------------------------------------
(in thousands)                               1993        1992         1991
- --------------------------------------------------------------------------
During the year:
   Maximum outstanding
      at any month-end                    $13,987      $8,471     $13,553
   Daily average                            8,087       7,256      10,526
   Weighted average interest rate            2.53%       2.88%       5.10%
At December 31:
   Weighted average interest rate            2.41%       2.48%       4.23%



11. LONG-TERM DEBT

Long-term debt at December 31 consists of:


- --------------------------------------------------------------------------
(in thousands)                                           1993         1992
- --------------------------------------------------------------------------
6.75% convertible subordinated
   debentures due August 1, 2001                       $18,990     $18,990
6.00% bonds due December 1, 1994-98                        250         300
- --------------------------------------------------------------------------
                                                       $19,240     $19,290
- --------------------------------------------------------------------------

The 6.75% convertible subordinated debentures are convertible into common stock at any time prior to the maturity date at a conversion price of $10.19 per share. The debentures are redeemable at any time at the option of Citizens, at a price equal to 101% of the principal amount beginning on August 1, 1992 and declining to a price of 100% of the principal amount on August 1, 1993. At December 31, 1993, Citizens had reserved 1,863,591 shares of authorized common stock for issuance in connection with the convertible subordinated debentures.


12. PREFERRED STOCK

Under its Certificate of Incorporation, Citizens is authorized to issue 3,000,000 shares of preferred stock. The Board of Directors is authorized to issue preferred stock in series and to fix the particular designations, powers, preferences, rights (including voting rights), qualifications and restrictions of each series not fixed in the Certificate of Incorporation, all without further approval of common stock shareholders.

In January 1993, Citizens, with the approval of the FRB, declared the payment of nine quarterly dividends in arrears and the regular quarterly dividend payable to the holders of preferred stock on February 1, 1993. As previously stated, in March 1993, Citizens executed an amendment to its written agreement with the FRB permitting Citizens to declare and pay regular quarterly dividends on the preferred stock without being required to obtain prior written approval.

18
- -------------



At the option of Citizens, the Series A Preferred Stock may be redeemed at $23.00 per share, plus any accrued and unpaid dividends. Holders may, at their option, convert shares of the Series A Preferred Stock into shares of common stock at the rate of 8.78 shares of common stock for each share converted. At December 31, 1993, Citizens had 604,195 shares of authorized common stock reserved for issuance in connection with the Series A Preferred Stock.


13. INCOME TAXES

Effective January 1, 1993, Citizens adopted SFAS 109, which requires a change from the "deferred method" to the "liability method" of accounting for income taxes. The cumulative effect of adopting SFAS 109 on years prior to 1993 aggregated to an increase in net income of $7,168,000 due to the accelerated recognition of the deferred tax assets, net of a valuation allowance. Financial statements for periods prior to January 1, 1993 have not been restated.

Income tax expense for the years ended December 31 consists of the following components:


- ---------------------------------------------------------------------------
(in thousands)                                1993        1992        1991
- ---------------------------------------------------------------------------
Federal income tax
   Currently payable
      (receivable)                          $8,547      $2,110     $(1,282)
   Adjustment due to change in
      tax rate                                 330           -           -
   Deferred (benefit) charge                (8,877)          -       1,282
State taxes on income
   Currently payable                         2,750       1,342         247
   Deferred benefit                         (2,289)          -           -
- ---------------------------------------------------------------------------
                                               461       3,452         247
Extraordinary credit-utilization of
   net operating loss carryforward              -       (3,236)          -
- ---------------------------------------------------------------------------
                                              $461       $ 216       $ 247
- ---------------------------------------------------------------------------
- ---------------------------------------------------------------------------


Reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:



- --------------------------------------------------------------------------
                                              1993        1992        1991
- --------------------------------------------------------------------------
Statutory federal income tax rate              35%         34%         34%
State income taxes                              1           9           5
Utilization of book net operating
   loss carryforward                          (32)          -           -
Unrecognized net operating
   loss carryforward                            -           -          16
Reduction in tax rate resulting
   from tax-exempt income                      (3)         (9)        (53)
Other                                           1           2           6
- --------------------------------------------------------------------------
                                                2          36           8
Extraordinary credit-utilization of
   net operating loss carryforward              -         (34)          -
- --------------------------------------------------------------------------
                                                2%          2%          8%
- --------------------------------------------------------------------------
- --------------------------------------------------------------------------


For financial reporting purposes, as of December 31, 1993 Citizens had available approximately $18,000,000 of unbooked net operating loss carryforward.

The tax effects of significant items comprising the net deferred tax asset as of December 31, 1993 were as follows:

- --------------------------------------------------------------------------
(in thousands)
- --------------------------------------------------------------------------
Deferred tax asset
   Allowance for loan losses                                       $25,962
   Employee benefit plan expense                                     1,430
   Other liabilities                                                 1,958
- --------------------------------------------------------------------------
                                                                    29,350
Deferred tax liability
   Accelerated depreciation                                         (3,486)
- --------------------------------------------------------------------------
                                                                    25,864
Alternative minimum tax carryforward                                 6,852
- --------------------------------------------------------------------------
                                                                    32,716
Valuation allowance                                                 (7,356)
- --------------------------------------------------------------------------
Net deferred tax asset                                             $25,360
- --------------------------------------------------------------------------



The net deferred tax asset is included in other assets on the consolidated balance sheet. Based on income for the year ended December 31, 1993, Citizens utilized $22,200,000 of the net operating loss carryforward, which had the effect of reducing the deferred tax asset valuation allowance.

The Omnibus Budget Reconciliation Act of 1993, (the "Act"), which was signed into law on August 10, 1993, enacts certain income tax changes that affect Citizens. Adjustments required to deferred tax assets or liabilities are recognized as income tax expense or benefit as of the enactment date of the Act. The provisions of the Act did not materially impact the financial statements of Citizens for the year ended December 31, 1993.


14. RETIREMENT PLANS

The Bank has a noncontributory retirement plan covering all eligible full-time employees. The Bank's funding policy is to contribute an amount that is at least the minimum required by law. Subject to certain exceptions, at the normal retirement age of 65, retirement income is equal to approximately 60% of the average annual compensation reduced proportionately if the years of service are fewer than 25. In no event, however, can an employee receive annual retirement income in excess of $115,000. The Bank also had an unfunded, nonqualified supplemental plan that provided for the retirement income that would have been paid but for the annual limitation under the qualified retirement plan. The supplemental plan was terminated in 1992, however, the Bank continues to be liable for benefits. Interest cost on the projected benefit obligations under the supplemental plan has been partially accrued since Citizens is contesting a benefit claim.

                                                                             19
                                                                  -------------




Net pension cost consists of the following components:
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                             Retirement Plan                  Supplemental Plan
(in thousands)                                                        1993         1992       1991       1993       1992      1991
- ----------------------------------------------------------------------------------------------------------------------------------
Service cost of benefits earned during the period                   $1,000        $ 997     $1,058        $ -       $  -      $  -
Interest cost on the projected benefit obligation                    2,087        1,973      1,781         98        250       314
Actual return on plan assets                                        (2,211)      (2,046)    (1,763)         -          -         -
Amortization of net benefit obligation and deferred losses             255          144         12          -        (71)      256
- ----------------------------------------------------------------------------------------------------------------------------------
   Net periodic pension cost                                        $1,131       $1,068     $1,088        $98       $179      $570
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------


The following table sets forth the funded status and amounts recognized in Citizens' Consolidated Balance Sheets for the retirement plan and the supplemental plan at December 31, 1993, 1992 and 1991 and the major assumptions used to determine these amounts:


- ----------------------------------------------------------------------------------------------------------------------------------
                                                                           Retirement Plan                 Supplemental Plan
- ----------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                       1993       1992       1991          1993     1992      1991
- ----------------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation
   Vested benefits                                                $24,997    $19,927    $16,635        $3,407   $3,120    $3,928
   Nonvested benefits                                                 376        357        362             -        -         -
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                   25,373     20,284     16,997         3,407    3,120     3,928
Effect of projected future compensation levels                      3,682      5,202      5,673            -         -        95
- ----------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation                                       29,055     25,486     22,670         3,407    3,120     4,023
Plan assets at market value, primarily common stock,
   U.S. Treasury and corporate securities                          26,681     25,203     24,513             -        -         -
- ----------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation in excess (less than) of plan assets   2,374        283     (1,843)        3,407    3,120     4,023
Unrecognized net (loss) gain                                       (1,356)       156       (369)         (217)     (58)     (961)
Unrecognized net (obligation) asset                                  (942)    (1,084)       499             -       30      (150)
- ----------------------------------------------------------------------------------------------------------------------------------
   Accrued (prepaid) pension cost included in the balance sheet   $    76    $  (645)   $(1,713)       $3,190   $3,092    $2,912
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
Major assumptions:
   Weighted average discount rate                                   7.25%      8.50%      8.50%          7.25%    8.50%    8.00%
   Expected rate of increase in future compensation                 4.00       6.00       6.00              -        -     6.50
   Weighted average expected long-term rate of return on assets     8.50       8.50       8.50           None     None     None
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------




15. POSTRETIREMENT BENEFITS

Effective January 1, 1993, Citizens adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"), which requires, among other things, that the expected cost of providing postretirement health care benefits be accounted for on an accrual basis during the years that the employees provide the necessary service. Implementation of SFAS 106 results in increased annual expense and a gradual recognition of an additional liability. The impact of the transition obligation, or the unfunded and unrecognized obligation for all participants, was approximately $3,100,000 at January 1, 1993, which is being amortized over 20 years. Employees retiring from Citizens on or after attaining age 55 who have rendered at least 15 years of service are entitled to subsidized postretirement health care coverage and, after 10 years of service, to life insurance, respectively. The weighted average discount rate and the expected rate of increase in future compensation are 7.25% and 6.50%, respectively.

Net periodic postretirement benefit cost for the year ended December 31 consists of the following components:


- ---------------------------------------------------------------------------
(in thousands)                                                         1993
- ---------------------------------------------------------------------------
Service cost of benefits attributed to service during the period       $149
Interest cost on the accumulated postretirement
    benefit obligation                                                  280
Amortization of transition obligation                                   169
- ---------------------------------------------------------------------------
   Net periodic postretirement benefit cost                            $598
- ---------------------------------------------------------------------------
- ---------------------------------------------------------------------------



The expense related to postretirement benefits of $258,000 and $211,000 for the years ended December 31, 1992 and 1991 was accounted for on a cash basis.

20
- -------------



The following table sets forth the amounts recognized in Citizens' Consolidated Balance Sheets for postretirement benefits at December 31:


- ---------------------------------------------------------------------------
(in thousands)                                                         1993
- ---------------------------------------------------------------------------
Accumulated postretirement benefit obligation
   Retirees                                                          $1,381
   Eligible active participants                                         804
- ---------------------------------------------------------------------------
                                                                      2,185
Other active participants                                             1,804
- ---------------------------------------------------------------------------
Accumulated postretirement benefit obligation                         3,989
Unrecognized transition obligation                                   (3,212)
Unrecognized net loss                                                  (487)
- ---------------------------------------------------------------------------
   Accrued postretirement benefit cost included in the
      balance sheet                                                  $  290
- ---------------------------------------------------------------------------
- ---------------------------------------------------------------------------



For individuals who are not yet eligible for Medicare and for individuals who are eligible for Medicare, the annual health cost trend rates assumed begin at 13.5% and 12.5%, respectively, for 1993. Both rates grade downward to 6% ultimately in the year 2002. A 1% increase in the assumed health care cost trend rate for each future year would increase the combined total of the service cost component and the interest cost component of the net periodic postretirement benefit obligation by approximately $68,000 and increase the accumulated postretirement benefit obligation by approximately $432,000.


16. EMPLOYEE STOCK OWNERSHIP AND 401(K) PLANS

An Employee Stock Ownership Plan was in effect for eligible officers and employees of the Bank. The plan was terminated by the Board of Directors in 1993. There were no contributions to the plan in 1993, 1992 and 1991. Contributions to the plan were used to acquire common stock of Citizens in accordance with the terms of the plan.

In 1993 the Bank established a 401(k) Plan retroactive to January 1, 1993. Eligible officers and employees of the Bank may contribute up to 10% of their total compensation. Various investment options are available to all participating employees including Citizens common stock. The Bank provides a matching contribution equal to the first 3% contributed by the employee. The Bank's 1993 matching contribution was approximately $350,000. In addition, the Bank has the right to grant a discretionary company contribution, depending upon the financial results of the Bank and upon approval of the Board of Directors.


17. LEASES

Citizens is committed under long-term leases expiring at various dates. Equipment was leased at an annual cost of $103,000 in 1993, $100,000 in 1992 and $155,000 in 1991. Aggregate rental expense was $2,280,000 in 1993, $2,274,000 in
1992 and $2,387,000 in 1991. Aggregate rental income was $377,000 in 1993,
$364,000 in 1992 and $283,000 in 1991. Minimum rentals under long-term leases at December 31, 1993 are as follows:

- -----------------------------------------------------------------
(in thousands)              Rental Expense          Rental Income
- -----------------------------------------------------------------
1994                                $2,449                   $219
1995                                 2,475                    167
1996                                 2,334                     97
1997                                 2,334                     28
1998                                 1,826
1999 and later                      28,529
- -----------------------------------------------------------------


18. STOCK INCENTIVE PLANS

The 1985 Stock Incentive Plan provides for the issuance of options to employees of Citizens or its subsidiary. The exercise price for options granted under the plan cannot be less than the fair market value of Citizens common stock on the date of the grant. Options are granted, and the terms of options are established, by the Board of Directors upon the recommendation of its Compensation Committee. At December 31, 1993, Citizens had 1,527,840 shares of authorized common stock reserved for issuance in connection with the 1985 Stock Incentive Plan. All options shown were exercisable at the dates indicated in the following table.

Transactions during the years ended December 31, 1993, 1992 and 1991 relating to the 1985 Stock Incentive Plan are as follows:


- ---------------------------------------------------------------------
                                Number of Shares      Price Per Share
- ---------------------------------------------------------------------
Balance, December 31, 1990               773,938      $7.61 to $14.41
Options that expired                     (66,811)      7.61 to  14.41
- ---------------------------------------------------------------------
Balance, December 31, 1991               707,127       7.61 to  14.41
Options granted                          360,000       4.81 to   5.00
Adjustment for rights offering           361,824       1.40 to   4.03
Options that expired                     (26,715)      7.61 to  14.41
- ---------------------------------------------------------------------
Balance, December 31,1992              1,402,236       3.60 to  10.38
Options granted                           95,000                 6.88
Options exercised                        (25,856)      3.60 to   6.63
Options that expired                     (49,991)      3.60 to  10.38
- ---------------------------------------------------------------------
Balance, December 31, 1993             1,421,389      $3.60 to $10.38
- ---------------------------------------------------------------------
- ---------------------------------------------------------------------



The Incentive Stock Option Plan (1983) provides for the issuance of options to employees of Citizens or its subsidiary. The option price cannot be less than the fair market value of the common stock at the date of the grant; options become exercisable as deter-

                                                                              21
                                                                  --------------



mined by Citizens' Compensation Committee. The Incentive Stock Option Plan
(1983) has been terminated, except that options granted continue to be governed by the provisions of the plan. At December 31, 1993, Citizens had 19,287 shares of authorized common stock reserved for issuance in connection with the Incentive Stock Option Plan (1983). All options shown were exercisable at the dates indicated in the following table.

Transactions during the years ended December 31, 1993, 1992 and 1991 relating to the Incentive Stock Option Plan (1983) are as follows:


- ---------------------------------------------------------------------
                                Number of Shares      Price Per Share
- ---------------------------------------------------------------------
Balance, December 31, 1990                23,164       $4.55 to $5.22
Options that expired                      (6,079)       4.55 to  5.22
- ---------------------------------------------------------------------
Balance, December 31, 1991                17,085                 5.22
Adjustment for rights offering             6,468                 1.46
Options that expired                        (457)                5.22
- ---------------------------------------------------------------------
Balance, December 31, 1992                23,096                 3.76
Options exercised                         (3,809)                3.76
- ---------------------------------------------------------------------
Balance, December 31, 1993                19,287                $3.76
- ---------------------------------------------------------------------
- ---------------------------------------------------------------------



19. DIVIDEND LIMITATION

Under the written agreement between Citizens and the FRB, Citizens may not declare and pay dividends on the common stock without the prior written approval of the FRB and the Staff Director of the Division of Banking Supervision and Regulation of the Board of Governors of the Federal Reserve System. Under the MOU between the Bank and the OCC, the Bank may not declare and pay dividends to Citizens without the prior written approval of the Director for Bank Analysis of the OCC.

During the fourth quarter of 1993, Citizens requested prior regulatory approval to declare and pay a February 1, 1994 quarterly dividend on Citizens common stock in the amount of $.0425 per share and the Bank requested prior regulatory approval to pay a dividend to Citizens to fund this February 1, 1994 common stock dividend. The FRB and the OCC approved these requests.


20. COMMITMENTS AND CONTINGENCIES

At December 31, 1993, the Bank was required to maintain $49,415,000 on deposit at the Federal Reserve Bank under routine banking regulations.

In 1990, two class action lawsuits against Citizens and certain of its present and former directors and officers were filed in the United States District Court for the District of New Jersey. These actions have been consolidated since they involve common questions of law and fact. The plaintiffs allege that purchasers of Citizens' stock during a certain period were victims of knowing or reckless misrepresentations by the defendants concerning the financial condition of Citizens. The court has certified October 4, 1989 through August 31, 1990 as the class period. Specifically, the plaintiffs claim that the defendants knowingly or recklessly stated that Citizens' allowance for loan losses at December 31, 1989 was adequate; overstated Citizens' income for 1989; and artificially inflated the value of Citizens' stock. The plaintiffs claim similar misrepresentations by the defendants with respect to the March 31, 1990 interim financial statements of Citizens. Plaintiffs claim that the misrepresentations of the defendants violate Section 10(b) of the Securities Exchange Act, Rule 10(b) of the Rules and Regulations promulgated thereunder, Section 20 of the Exchange Act, and constitute common law fraud and negligent omissions. The plaintiffs demand unspecified compensatory damages, punitive damages and costs of the suits. Citizens believes that the allegations of wrongdoing by it and its directors and officers are without merit and is vigorously defending the action. However, in consideration of the uncertainties of litigation, preliminary analyses of potential liability prepared by experts and the coverage of certain defendants under a Directors and Officers liability insurance policy, management has determined it prudent to accrue $875,000 for this matter during the year ended December 31, 1993. Based upon these and other factors and advice received from Citizens' legal counsel, management believes that the outcome of the litigation will not result in an additional liability which would be material to Citizens' consolidated results of operations or financial position.

Citizens is also subject to other claims and litigation that arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing Citizens, it is the opinion of management that the disposition or ultimate determination of such other claims and litigation will not have a material adverse effect on the consolidated financial position of Citizens.


21. CONDENSED FINANCIAL INFORMATION OF CITIZENS FIRST BANCORP, INC. (PARENT COMPANY ONLY)


CONDENSED BALANCE SHEETS


- -----------------------------------------------------------------------------
                                                                  December 31
(in thousands)                                              1993         1992
- -----------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                               $  3,750     $  6,171
Investment in common stock of subsidiary bank            205,819      167,502
Other assets, principally excess of cost over net
  assets acquired, net                                    10,434        9,685
- -----------------------------------------------------------------------------
                                                        $220,003     $183,358
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Dividends payable                                       $  2,162     $     -
Accrued expenses and other liabilities                     1,826        1,040
Long-term debt                                            18,990       18,990
Shareholders' equity                                     197,025      163,328
- -----------------------------------------------------------------------------
                                                        $220,003     $183,358
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------


22
- --------------



CONDENSED STATEMENTS OF OPERATIONS


- -----------------------------------------------------------------------------
                                              For the Years Ended December 31
(in thousands)                                  1993          1992       1991
- -----------------------------------------------------------------------------
INCOME
Dividends from subsidiary bank                $2,162        $    -     $    -
Interest income                                  105            61        412
- -----------------------------------------------------------------------------
                                               2,267            61        412
- -----------------------------------------------------------------------------
EXPENSES
Interest expense                               1,282         1,282      1,281
Amortization of intangible assets              1,550         1,550      1,550
Other                                          1,445           146      1,511
- -----------------------------------------------------------------------------
                                               4,277         2,978      4,342
- -----------------------------------------------------------------------------
Loss before undistributed net
  income of subsidiary bank                   (2,010)       (2,917)    (3,930)
Equity in undistributed net
  income of subsidiary bank                   38,317        12,389      6,886
- -----------------------------------------------------------------------------
NET INCOME                                   $36,307        $9,472     $2,956
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------



CONDENSED STATEMENTS OF CASH FLOWS

- -----------------------------------------------------------------------------
                                              For the Years Ended December 31
(in thousands)                                  1993          1992       1991
- -----------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                 $36,307        $9,472     $2,956
  Adjustments to reconcile net
       income to net cash provided
       from (used in) operating activities:
  Equity in undistributed net
       (income) of subsidiary bank           (38,317)      (12,389)    (6,886)
  Amortization of intangible assets            1,550         1,550      1,550
  Changes in operating assets and
       liabilities:
  Increase in dividend receivable
       from subsidiary bank                   (2,162)            -          -
  (Increase) decrease in other assets           (138)           37        117
  Increase (decrease) in other
       liabilities                             2,949            (9)       191
- -----------------------------------------------------------------------------
         Net cash flows provided from
             (used in) operating activities      189        (1,339)    (2,072)
- -----------------------------------------------------------------------------
FINANCING ACTIVITIES
  Investments in subsidiary bank              (2,162)      (62,306)    (4,000)
  Proceeds from the issuance of
       common stock                              119        67,306        695
  Cash dividends                                (567)            -          -
- -----------------------------------------------------------------------------
          Net cash flows (used in)
             provided from financing
             activities                       (2,610)        5,000     (3,305)
- -----------------------------------------------------------------------------
Net (decrease) increase in cash and cash
  equivalents                                 (2,421)        3,661     (5,377)
Cash and cash equivalents, beginning
  of year                                      6,171         2,510      7,887
- -----------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR        $3,750        $6,171     $2,510
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------



22. QUARTERLY FINANCIAL DATA (UNAUDITED)



- -------------------------------------------------------------------------------------------
                                                               Quarter Ended
- -------------------------------------------------------------------------------------------
(in thousands, except per                                           1993
share amounts)                               Mar. 31        June 30     Sept. 30     Dec. 31
- --------------------------------------------------------------------------------------------
Total interest income                        $41,658        $41,042      $41,210     $42,435
Total interest expense                        16,672         15,605       15,242      14,967
Net interest income                           24,986         25,437       25,968      27,468
Provision for loan losses                      5,000          4,500        3,500       4,000
Income before cumulative effect
  of change in accounting
  principle                                    7,691          6,525        6,661       8,262
Net income                                    14,859          6,525        6,661       8,262
Income per common share
  Primary
  Income before cumulative
      effect of change in
      accounting principle                     $ .15          $ .13        $ .13       $ .16
  Net income                                     .30            .13          .13         .16
  Fully diluted
      Income before cumulative
         effect of change in
         accounting principle                    .15            .12          .13         .16
  Net income                                     .29            .12          .13         .16
- --------------------------------------------------------------------------------------------




- --------------------------------------------------------------------------------------------
                                                               Quarter Ended
- --------------------------------------------------------------------------------------------
(in thousands, except per                                          1992
share amounts)                               Mar. 31        June 30     Sept. 30     Dec. 31
- --------------------------------------------------------------------------------------------
Total interest income                        $44,901        $44,325      $42,728     $43,340
Total interest expense                        24,263         21,795       19,606      18,062
Net interest income                           20,638         22,530       23,122      25,278
Provision for loan losses                      6,000          6,000        6,000       5,000
Income before extraordinary
  credit                                         523          1,222        1,580       2,911
Net income                                       523          1,506        3,154       4,289
Income per common share
  Primary
     Income before
        extraordinary credit                   $ .02          $ .06        $ .07        $.06
   Net income                                    .02            .07          .14         .09
  Fully diluted
      Income before
         extraordinary credit                    .02            .06          .07         .06
      Net income                                 .02            .07          .14         .09
- --------------------------------------------------------------------------------------------

                                                                              23
                                                                   -------------



INDEPENDENT AUDITORS' REPORT





Board of Directors and Shareholders of
Citizens First Bancorp, Inc.
Glen Rock, New Jersey

We have audited the accompanying consolidated balance sheets of Citizens First Bancorp, Inc. and Subsidiary ("Citizens") as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These consolidated financial statements are the responsibility of Citizens' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Citizens First Bancorp, Inc. and Subsidiary as of December 31, 1993 and 1992, and the result of their operations and their cash flows for each of the three years in the period ended
December 31, 1993.

As discussed in Note 13 to the consolidated financial statements, Citizens changed its method of accounting for income taxes in 1993 to conform with Statement of Financial Accounting Standards No. 109.



/s/ DELOITTE & TOUCHE

Parsippany, New Jersey
January 18, 1994

24
- -------------



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


This analysis, which should be read in conjunction with the financial statements and supplemental statistical data, is being presented in order to direct the attention of our shareholders to those trends we believe to be meaningful in order to understand Citizens' operations and financial condition.


FINANCIAL HIGHLIGHTS

Citizens reported net income of $36,307,000 for 1993 compared with $9,472,000 reported for 1992. By comparison, the net income in 1991 was $2,956,000. On a fully diluted per share basis, the net income was $.71 for 1993, as compared with $.32 reported for 1992 and $.13 in 1991.

On December 21, 1993, the Board of Directors of Citizens, with the approval of the Federal Reserve Bank of New York ("FRB"), declared the first dividend on the Company's common stock in three and one-half years. The dividend, in the amount of $.0425 per share, is payable on February 1, 1994 to shareholders of record at the close of business on January 14, 1994. In addition, Citizens is current in preferred stock dividend payments and is no longer required to obtain prior written approval from the FRB to declare and pay quarterly preferred stock dividends.

At December 31, 1993, Citizens' assets were $2,566,347,000. This reflects an increase of $59,268,000, or 2.4%, compared with 1992. Total assets at December 31, 1992 of $2,507,079,000 represented an increase of $1,018,000 over December 31, 1991. Deposits increased to $2,320,975,000 or 1.0% in 1993 from 1992. December 31, 1992 deposits were $2,297,929,000, a decrease of 2.7% or $63,985,000 compared to 1991. Net loans amounted to $1,717,046,000 at December 31, 1993, an increase of 5.4% from the balance of $1,629,131,000 at December 31, 1992, which was 1.6% lower than the December 31, 1991 balance. The securities portfolio amounted to $551,943,000 at year-end 1993, an increase of $65,850,000 over the previous year-end balance of $486,093,000. The 1992 securities portfolio was 9.0% higher than the December 31, 1991 amount. Total shareholders' equity increased by 20.6% to $197,025,000 in 1993, compared to an increase of 88.7% in 1992. The 1993 increase reflects net income retained after providing for the payment of dividends on common and preferred stock. The increase in 1992 reflects the net proceeds of a rights offering of $67,306,000 and net income retained.

Nonperforming assets at December 31, 1993 were $109,194,000 or 5.98% of total loans and foreclosed real estate, compared with $164,952,000, or 9.33% at December 31, 1992. For further information, see the discussion of the allowance for loan losses and asset quality, beginning on page 30.

Return on average assets is an important measure of profitability. Citizens' return on average assets, before extraordinary credit and the cumulative effect of a change in accounting principle, was 1.17% in 1993 compared with .26% in 1992 and .12% for 1991. Citizens' overall return on average assets was 1.46% in 1993 compared with .39% and .12% in 1992 and 1991, respectively.

The return on average shareholders' equity, before extraordinary credit and the cumulative effect of a change in accounting principle, was 16.05% for 1993 compared with 5.85% for 1992 and 3.50% for 1991. The overall return on average shareholders' equity was 20.00% for 1993 compared with 8.89% and 3.50% for 1992 and 1991, respectively.


RESULTS OF OPERATIONS

Factors contributing to Citizens' improved 1993 performance include an increase in net interest income of $12,291,000, or a 13.4% improvement compared to 1992. Moreover, there was a significant improvement of $4,990,000, or 33.1%, in non-interest income, exclusive of gains on the sales of securities in 1993, compared to 1992. In addition, in 1993 Citizens recorded a credit of $7,168,000, or $.14 on a per share basis, resulting from the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Citizens' future profitability largely depends on its ability to continue to increase net interest income, and to further reduce nonperforming assets and the provision for loan losses, which are influenced by the condition of the real estate market and the local economy. In addition, Citizens continues to emphasize diversification in the loan portfolio, increasing sources of non-interest income and managing of operating expenses.

The components of Citizens' 1992 net income included an increase in net interest income of $12,762,000, or a 16.2% improvement compared to 1991. Furthermore, 1992 included an improvement in non-interest income of $3,268,000 or 27.7%, exclusive of loan and securities sales, and a $1,985,000 reduction of operating expenses.

                                                                              25
                                                                   -------------



NET INTEREST INCOME

Net interest income is the interest earned on loans and other earning assets less interest paid on deposits and borrowed money. Interest exempt from federal taxation has been restated to a taxable-equivalent basis, which places tax-exempt income and yields on a comparable basis with taxable income to facilitate analysis. In calculating loan yields, the applicable loan fees have been included in interest income, and nonperforming loans are included in the average loan balances. Net interest income on a taxable-equivalent basis was $105,311,000 for 1993, an increase of 13.0% from the $93,164,000 reported for 1992. In comparison, net interest income for 1992 increased 13.8% from the 1991 amount of $81,883,000.

Lower interest rates in 1993 resulted in a lower yield on earning assets of 7.50% in 1993 compared to 8.15% and 9.40% in 1992 and 1991, respectively. This decrease in yield was caused partially by changes in the prime rate, which averaged 6.00% in 1993, compared with 6.27% in 1992 and 8.57% in 1991. With many loans tied to a variable interest rate, the overall loan yield decreased to 8.50% in 1993 from 9.10% in 1992 and 10.10% in 1991. The decrease in the yield on total earning assets was offset by the decrease in the average rate paid on total interest-bearing liabilities. The average rate paid on interest-bearing liabilities was 3.28% in 1993 compared to 4.26% and 6.17% in 1992 and 1991, respectively. As a result, the net yield on average earning assets increased to 4.71% for 1993 from 4.29% for 1992 and 3.60% for 1991.


RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

The following table presents an analysis of the impact on interest income and interest expense resulting from changes in average volumes (balances) and rates for the years ended December 31, 1993 and 1992. The volume effect has been determined by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. The balance of the change in interest income or expense and net interest income has been attributed to the change in average rate. The rate/volume analysis below has been prepared on a taxable-equivalent basis.

- ---------------------------------------------------------------------------------------------------------------------------------
                                                         1993 COMPARED WITH 1992                   1992 Compared with 1991
- ---------------------------------------------------------------------------------------------------------------------------------
                                                 INCREASE (DECREASE) DUE TO A CHANGE IN    Increase (decrease) due to a change in
- ---------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                             VOLUME          RATE         TOTAL          Volume          Rate         Total
- ---------------------------------------------------------------------------------------------------------------------------------
Interest earned on
   Net loans                                      $  (308)     $ (9,875)     $(10,183)       $(14,437)     $(16,475)     $(30,912)
   Interest-bearing balances with banks                 3            (1)            2              13           (10)            3
   Federal Funds sold                                (264)         (456)         (720)            (60)       (2,266)       (2,326)
   Trading account securities                           -           (12)          (12)            (13)          (15)          (28)
   Taxable investment securities                    4,069        (2,468)        1,601           4,985        (5,282)         (297)
   Tax-exempt investment securities                   634          (415)          219          (3,224)           30        (3,194)
- ---------------------------------------------------------------------------------------------------------------------------------
      Total interest income                         4,134       (13,227)       (9,093)        (12,736)      (24,018)      (36,754)
- ---------------------------------------------------------------------------------------------------------------------------------
Interest paid on
   Savings deposits                                 1,923        (6,994)       (5,071)          3,237       (16,885)      (13,648)
   Time deposits                                   (6,811)       (9,343)      (16,154)        (16,840)      (17,189)      (34,029)
   Short-term borrowings                               27           (39)          (12)           (181)         (175)         (356)
   Long-term debt                                      (3)            -            (3)             (3)            1            (2)
- ---------------------------------------------------------------------------------------------------------------------------------
      Total interest expense                       (4,864)      (16,376)      (21,240)        (13,787)      (34,248)      (48,035)
- ---------------------------------------------------------------------------------------------------------------------------------
Change in net interest income                     $ 8,998      $  3,149      $ 12,147        $  1,051      $ 10,230      $ 11,281
- ---------------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------------
Percent increase in net interest income over the
   prior period                                                                  13.0%                                       13.8%
- ---------------------------------------------------------------------------------------------------------------------------------

26
- -------------



In 1993, net interest income, on a taxable-equivalent basis, increased $12,147,000. This increase in net interest income was produced by a $21,240,000 decrease in interest expense offset by a $9,093,000 reduction in interest income. The declines in both interest income and interest expense were due to the effect of (i) the overall lower interest rate environment that prevailed during 1993 compared with that of 1992, particularly the decrease in short-term interest rates and the resultant repricing and reinvestment of assets and liabilities at lower rates and (ii) a decline in the average balance of interest-bearing liabilities combined with an increase in the average balance of interest-earning assets during 1993 compared with 1992.

Moderate loan demand in various categories of the loan portfolio coupled with scheduled amortizations has caused a decrease in the average balance of the loan portfolio and, correspondingly, resulted in an increase in the average balance in the securities portfolio. In order to provide the necessary liquidity in anticipation of an increase in loan demand, Citizens purchased securities that are generally more marketable and of shorter average maturity than loans. The changes in balance sheet components have affected net interest income in two significant ways: through a change in mix from generally higher yielding loans to generally lower yielding securities; and also through the impact of the decline in short-term interest rates on securities. Consequently, as assets matured and funds were deployed in shorter maturities, the average rates earned on assets decreased compared with the 1992 average rates.

In 1992, net interest income, on a taxable-equivalent basis, increased $11,281,000. This increase in net interest income was attributable to a $48,035,000 decrease in interest expense partially offset by a $36,754,000 decrease in interest income. The decrease in interest income was due primarily to the reduction in loan balances and interest rates, while interest expense decreased due to lower rates paid on time and savings deposits and the reduction in time deposit balances.


ASSET AND LIABILITY MANAGEMENT

The principal components of Citizens' asset and liability management process are: the management of interest rate sensitivity to protect net interest income from the effects of adverse movements in the level of interest rates and the maintenance of an adequate liquidity position. Interest rate risk and liquidity are managed together since actions taken with respect to one can often influence the other.

Net interest income is the primary determinant of Citizens' profitability. Citizens' Asset and Liability Committee ("ALCO"), which meets semi-monthly, is concerned with managing interest rate risk by reducing the sensitivity of its earnings to interest rate fluctuations and achieving a better matching of the maturities and interest rate sensitivities of its assets and liabilities. ALCO analyzes the repricing characteristics of assets and supporting liabilities in evaluating its exposure to interest rate risk. Based upon this analysis and the anticipated direction of interest rates, ALCO establishes guidelines as to the magnitude of the gap between interest-earning assets and interest-bearing liabilities and the investment strategy for Citizens' funds.

                                                                              27
                                                                   -------------



The following table presents Citizens' balance sheet interest sensitivity based on maturities and interest rate adjustments due to occur within the following time periods:

- -----------------------------------------------------------------------------------------------------------------------------------
                                                           DECEMBER 31, 1993                          December 31, 1992
- -----------------------------------------------------------------------------------------------------------------------------------
                                                          AFTER ONE     AFTER                         After One    After
                                                ONE YEAR    THROUGH      FIVE               One Year    through     Five
(dollars in thousands)                           OR LESS FIVE YEARS     YEARS       TOTAL    or Less Five Years    Years      Total
- -----------------------------------------------------------------------------------------------------------------------------------
Net loans                                     $  877,727   $543,971 $ 295,348  $1,717,046 $  900,611   $472,430 $256,090 $1,629,131
Interest-bearing balances with banks                 500          -         -         500        500          -        -        500
Federal Funds sold                                50,000          -         -      50,000    105,000          -        -    105,000
Trading account securities                             -          -         -           -      1,514          -        -      1,514
Taxable investment securities                    242,835    272,009    11,576     526,420    174,923    305,892    3,137    483,952
Tax-exempt investment securities                  22,034      2,929       560      25,523        230        911    1,000      2,141
- -----------------------------------------------------------------------------------------------------------------------------------
   Total earnings assets                       1,193,096    818,909   307,484   2,319,489  1,182,778    779,233  260,227  2,222,238
Other assets                                           -          -   246,858     246,858          -          -  284,841    284,841
- -----------------------------------------------------------------------------------------------------------------------------------
   Total assets                               $1,193,096   $818,909 $ 554,342  $2,566,347 $1,182,778   $779,233 $545,068 $2,507,079
- -----------------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------
Savings deposits                              $  963,814   $130,895 $       -  $1,094,709 $  894,847   $129,549 $      - $1,024,396
Time deposits                                    591,007    174,028    36,993     802,028    692,940    188,458    4,887    886,285
Short-term borrowings                              6,795         -          -       6,795      8,215          -        -      8,215
Long-term debt                                        50        150    19,040      19,240         50        150   19,090     19,290
- -----------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities          1,561,666    305,073    56,033   1,922,772  1,596,052    318,157   23,977  1,938,186
Other liabilities and shareholders' equity             -          -   643,575     643,575          -          -  568,893    568,893
- -----------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity $1,561,666   $305,073 $ 699,608  $2,566,347 $1,596,052   $318,157 $592,870 $2,507,079
- -----------------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------
Period gap                                    $ (368,570)  $513,836 $(145,266) $        - $ (413,274)  $461,076 $(47,802)$        -
Cumulative gap                                  (368,570)   145,266         -           -   (413,274)    47,802        -          -
- -----------------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------
Ratios:
   Interest sensitive assets to total assets                                         46.5%                                     47.2%
   Interest sensitive liabilities to total liabilities and shareholders' equity      60.9                                      63.7
   Interest sensitive assets to interest sensitive liabilities                       76.4                                      74.1
- -----------------------------------------------------------------------------------------------------------------------------------

Citizens' one-year interest sensitivity gap was a negative $368,570,000 at December 31, 1993. A negative gap indicates that interest sensitive liabilities are greater than interest sensitive assets. As a practical matter, changes in the level of interest rates do not affect all categories of assets and liabilities equally or simultaneously. In addition, assets and liabilities that can reprice within the same period may not reprice at the same time or to the same extent. The gap presents a one-day position, while changes in the level of interest sensitive assets and liabilities occur daily as Citizens adjusts its interest rate sensitivity. Due to Citizens' strong liquidity position, it has the ability to modify the interest rate sensitivity gap to mitigate the effect of an upturn in interest rates on net interest income. Interest rate-sensitive assets were 76.4% of interest rate-sensitive liabilities at December 31, 1993, compared with 74.1% at December 31, 1992. The percentage increase in 1993 resulted from the increase in the amount of U.S. Treasury securities maturing within one year.

Liquidity management provides Citizens with the ability to meet the cash flow requirements of depositors wanting to withdraw funds and of borrowers wanting to be assured that their credit needs will be met. Citizens also funds its own operations and provides management with the flexibility to modify Citizens' interest rate sensitivity position as the economic environment requires.

Management considers Citizens' liquidity position to be sufficient to meet its foreseeable funding needs. Liquidity is provided through a variety of sources. One of the most important elements in the overall liquidity of Citizens is the core deposit base of its local marketplace. Liquidity can also be obtained by converting readily marketable assets to cash, including investment securities with maturities of less than one year, securities available for sale and other short-term investments such as interest-bearing deposits with banks and Federal Funds sold. At December 31, 1993, 48.0%, or $264,869,000, of Citizens' securities portfolio was due to mature within one year. In addition to its short-term investment securities, Citizens had $50,000,000 in overnight Federal Funds sold, providing additional liquidity.

Other sources of liquidity include funds received from the repayment of loans as well as the ability of Citizens to package and sell residential mortgage loans in the secondary market. In addition, as a member of the Federal Reserve System, the Bank has access to the discount window of the Federal Reserve. The purpose of the discount window is to make available to financial institutions a source of liquidity when other sources of funding are not available or feasible. The Bank has not borrowed at the discount window during the past five years.

28
- -------------



NON-INTEREST INCOME AND OPERATING EXPENSES

The table below sets forth, in comparative form, the major components of non-interest income and operating expenses for each of the three years in the period ended December 31, 1993:


- ----------------------------------------------------------------------------------------------------------------
                                                  For the Years Ended December 31    Percent Increase (Decrease)
- ----------------------------------------------------------------------------------------------------------------
(dollars in thousands)                           1993          1992           1991         1993            1992
- ----------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
  Trust department income                     $ 3,932       $ 3,578        $ 3,316          9.9%            7.9%
  Service charges on deposit accounts           9,849         6,341          3,796         55.3            67.0
  Credit card merchant income                   2,490         2,334          2,282          6.7             2.3
  Gain on sale of securities                    5,127           868          7,530        490.7           (88.5)
  Gain on sale of loans                             -             -          5,868            -          (100.0)
  Safe deposit rental income                      988           969            860          2.0            12.7
  Other operating income                        2,790         1,837          1,537         51.9            19.5
- ----------------------------------------------------------------------------------
                                              $25,176       $15,927        $25,189         58.1%          (36.8)%
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
  Salaries and employee benefits              $36,560       $33,806        $34,162          8.1%           (1.0)%
  Net occupancy                                 6,819         6,895          6,954         (1.1)            (.8)
  Furniture and equipment                       3,298         3,164          3,300          4.2            (4.1)
  Loan credit and collection                    3,197         3,832          3,229        (16.6)           18.7
  Advertising and public relations              1,758         1,211          1,390         45.2           (12.9)
  Insurance premiums on deposits                5,992         5,225          5,265         14.7             (.8)
  Credit card merchant expense                  1,993         1,946          1,786          2.4             9.0
  Other operating expenses                     11,684        11,888         12,895         (1.7)           (7.8)
- ----------------------------------------------------------------------------------
  Operating expenses excluding foreclosed
    real estate expense, net                   71,301        67,967         68,981          4.9            (1.5)
- ----------------------------------------------------------------------------------
  Foreclosed real estate expense, net          11,134         6,840          7,811         62.8           (12.4)
- ----------------------------------------------------------------------------------
                                              $82,435       $74,807        $76,792         10.2%           (2.6)%
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------


NON-INTEREST INCOME

Non-interest income increased 58.1% to $25,176,000 in 1993 from $15,927,000 in 1992. In 1993, Citizens recorded a gain on sale of securities of $5,127,000, an increase of $4,259,000 compared with 1992. In addition, 1993 included $9,849,000 of service charges on deposit accounts, a $3,508,000 increase over 1992. The 1993 increase in service charges was due to implementing several fee enhancement programs and introducing new products to customers. Other operating income increased 51.9% due primarily to commissions generated by the sale of annuities and mutual funds which generated $1,125,000 of fee income. Expanded marketing efforts in the Trust Division enhanced its business base and generated increased fee income. In 1992, Citizens recorded gain on sale of securities of $868,000, a decrease of $6,662,000 from the prior year, and an increase of $2,545,000 in service charges on deposit accounts. Other categories of non-interest income increased as a result of continued growth of fee-based services.

OPERATING EXPENSES

SALARIES AND EMPLOYEE BENEFITS EXPENSE - The 1993 salaries and employee benefits expense of $36,560,000 reflects an 8.1% increase over 1992 resulting from salary increases and the increased cost of employee benefits, including postretirement benefits due to the adoption of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106"). The 1992 amount of $33,806,000 reflected a 1.0% decrease from 1991 due to staff reductions, net of salary increases for employees who were not officers. The number of full-time equivalent employees at year-end 1993 was 878, down from 881 in 1992 and 921 in 1991.

ADVERTISING AND PUBLIC RELATIONS EXPENSE - Expenses of $1,758,000 for advertising and public relations increased 45.2% from $1,211,000 in 1992 reflecting additional advertising and sales promotion efforts. By comparison, advertising and public relations expense in 1992 decreased 12.9% over the 1991 total of $1,390,000.

                                                                              29
                                                                   -------------



INSURANCE PREMIUMS ON DEPOSITS - The increase of 14.7% in 1993 resulted from an increase in the insurance premium rates assessed, coupled with an increase in the deposit base. The nominal decrease in 1992 resulted from the 2.7% decrease in deposit balances offset by increased premium rates.

FORECLOSED REAL ESTATE EXPENSE - This expense category consists of provision for losses on foreclosed real estate and direct operating expenses such as legal fees, taxes and appraisals. The expense levels are indicative of the average balances of foreclosed real estate during the years. The 1993 increase includes approximately $3,000,000 of expenses and charge-offs resulting from the previously mentioned bulk sale of loans and foreclosed real estate.


INCOME TAX EXPENSE

Effective January 1, 1993, Citizens adopted SFAS 109, which requires a change from the "deferred method" to the "liability method" of accounting for income taxes. The cumulative effect of adopting SFAS 109 on years prior to 1993 aggregated to an increase in net income of $7,168,000 due to the accelerated recognition of the deferred tax assets, net of a valuation allowance.

Income tax expense was $461,000 for 1993, compared with $3,452,000 for 1992 which was offset by an extraordinary credit from the utilization of net operating loss carryforward of $3,236,000. Citizens' effective tax rate was 1.6% for 1993 compared with effective tax rates of 2.0% and 7.7% for the years 1992 and 1991, respectively, which were less than the statutory federal income tax rate of 35.0% for 1993 and 34.0% for the years 1992 and 1991. The difference between the statutory and the effective rates was primarily attributable to the utilization of the net operating loss carryforward and the tax-exempt status of interest income on tax-exempt loans and investment securities. For financial reporting purposes, as of December 31, 1993 Citizens had available approximately $18,000,000 of unbooked net operating loss carryforward represented by a $7,356,000 deferred tax asset valuation allowance.


SECURITIES PORTFOLIO

The securities portfolio at December 31, 1993 was $551,943,000 representing an increase of 13.5% from the balance of $486,093,000 at December 31, 1992. The securities portfolio increased in 1992 by 9.0% from the 1991 total. The yields on the total investment portfolio (on a taxable-equivalent basis) were 5.1%, 5.6% and 7.2% for the years 1993, 1992 and 1991, respectively. At December 31, 1993, tax-exempt investment securities amounted to $25,522,000, up significantly from the balance of $2,141,000 at December 31, 1992. The net operating loss carryforward position of Citizens had previously limited the attractiveness of owning tax-exempt securities.

The following table sets forth the carrying amount of investment securities and securities available for sale at December 31 for the years indicated:


(in thousands)                                1993         1992        1991
- ---------------------------------------------------------------------------

INVESTMENT SECURITIES:
U.S. Treasury securities                  $ 50,070     $157,644    $311,401
U.S. Government agencies                    47,582       86,240      57,284
States and political subdivisions           25,522        2,141       4,555
Other                                       11,736       10,006       7,593
- ---------------------------------------------------------------------------
                                           134,910      256,031     380,833
- ---------------------------------------------------------------------------

SECURITIES AVAILABLE FOR SALE:
U.S. Treasury securities                   296,236      230,062      65,158
U.S. Government agencies                   120,797            -           -
- ---------------------------------------------------------------------------
                                           417,033      230,062      65,158
- ---------------------------------------------------------------------------
Total securities portfolio                $551,943     $486,093    $445,991
- ---------------------------------------------------------------------------
- ---------------------------------------------------------------------------



In 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") which is effective for fiscal years beginning after December 15, 1993. SFAS 115 establishes accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. As a result of adopting SFAS 115 in the first quarter of 1994, Citizens will mark-to-market securities designated as available for sale in its securities portfolio. Had Citizens adopted SFAS 115 at January 1, 1994, the mark-to-market adjustment on the existing available for sale portfolio would have been $1,583,000, which would have required the recording of the adjustment as an increase in shareholders' equity of approximately $950,000, net of income taxes, in accordance with SFAS 115.


LOANS

At December 31, 1993, net loans totaled $1,717,046,000, an increase of $87,915,000, or 5.4% from the previous year-end. The primary reasons for the increase were the growth in the residential real estate portfolio and a $30,000,000 purchase of Term Federal Funds at year-end 1993. Term Federal Funds represent short-term loans made to other banks. The following table sets forth information on loans outstanding by major category at December 31 for the years indicated:

                                                                              30
                                                                   -------------



At December 31 (in thousands)            1993           1992           1991           1990           1989
- ---------------------------------------------------------------------------------------------------------
Commercial and industrial          $  353,775     $  326,199     $  322,999     $  450,161     $  547,503
Real estate-commercial                745,732        719,595        724,703        693,720        655,385
Real estate-residential               352,937        302,630        279,094        286,372        296,207
Real estate-construction               51,545         77,626        112,726        200,644        303,522
Consumer                              276,845        278,919        292,535        369,096        355,034
- ---------------------------------------------------------------------------------------------------------
   Total loans                      1,780,834      1,704,969      1,732,057      1,999,993      2,157,651
Less: Allowance for loan losses        63,788         75,838         75,597        101,209         18,128
- ---------------------------------------------------------------------------------------------------------
   Net loans                       $1,717,046     $1,629,131     $1,656,460     $1,898,784     $2,139,523
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------



COMMERCIAL AND INDUSTRIAL LOANS

At December 31, 1993, commercial loans, including Term Federal Funds sold, amounted to $353,775,000, an increase of 8.5% from the prior year-end total of $326,199,000. The increase is attributable to the purchase of $30,000,000 of Term Federal Funds at year-end 1993.


REAL ESTATE LOANS

At December 31, 1993, commercial mortgages totaled $745,732,000, an increase of 3.6% from the previous year-end total of $719,595,000 reflecting increased demand. Generally, commercial mortgages have maturities of 5 years or less, although amortization is based on longer terms. Usually, loans are renewed at maturity at the then prevailing rate but with shortened amortization schedules.

At December 31, 1993, residential mortgage loans amounted to $352,937,000, an increase of 16.6% from the $302,630,000 balance at December 31, 1992. The primary reasons for the increase in this category were a continued increase in the demand for refinancing and origination of residential mortgages and the additional emphasis on retail lending.

At December 31, 1993, construction mortgage loans totaled $51,545,000, a reduction of 33.6% from the previous year-end total of $77,626,000. The reduction in this category was primarily due to the strategy of de-emphasizing construction loans as well as the build-out and completion of certain construction projects.


CONSUMER LOANS

These loans primarily represent loans to individuals on an installment or revolving-credit basis. Although installment loan balances have decreased, management continues to emphasize the origination of consumer loans, which totaled $276,845,000 at year-end 1993, a decrease of .7% over the previous year-end total of $278,919,000.


ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is a valuation reserve established through charges to income. Loan losses are charged against the allowance when management believes that the collectibility of all or a portion of the principal is unlikely. This evaluation is based upon identification of loss elements and known facts which are reasonably determined and quantified. If, as a result of loans charged-off or an increase in the level of portfolio risk characteristics, the allowance is below the level considered by management to be sufficient to absorb future losses on outstanding loans and commitments, the provision for loan losses is increased to the level considered necessary to provide an adequate allowance.

In the opinion of management, the allowance for loan losses at December 31, 1993 was adequate to absorb possible future losses on existing loans and commitments. On a monthly basis management reviews the adequacy of the allowance. That process includes a review of all delinquent, nonaccrual and other loans identified as needing additional review and analysis. The evaluation of loans in these categories involves an element of subjectivity but the process takes into consideration the risk of loss presented by the loans and potential sources of repayment, including collateral security. The evaluation is based upon a credit rating system that conforms to regulatory classification definitions that are extensively tested by management and the internal loan review department. Consideration is also given to historical data, trends in overall delinquencies, concentration of loans by industry and current economic conditions that may result in increased delinquencies, as well as other relevant factors.

At December 31, 1993, the allowance for loan losses was $63,788,000 a decrease of 15.9% from the $75,838,000 reported for 1992. The provision for loan losses was $17,000,000 in 1993 and $23,000,000 in 1992. The allowance for loan losses to total loans was 3.6%, 4.5% and 4.4% at December 31, 1993, 1992 and 1991, respectively. The allowance for loan losses to nonperforming loans was 99.4% at December 31, 1993 compared to 74.1% and 61.2% at December 31, 1992 and 1991, respectively. Net charge-offs for the year ended December 31, 1993 were

                                                                              31
                                                                   -------------



$29,050,000, compared with $22,759,000 for 1992. The increase in net charge-offs was primarily attributable to a charge to the allowance for loan losses of approximately $15,000,000 related to a bulk sale of loans and foreclosed real estate. Excluding this sale, the decline in net charge-offs of $8,709,000 in 1993 reflected an improved stabilization of collateral values.

In 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" ("SFAS 114") which is effective for fiscal years beginning after December 15, 1994. SFAS 114 requires that impaired loans, as defined, be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Citizens has not evaluated the impact of adopting SFAS 114 on the financial statements.


ASSET QUALITY

Management has identified the following categories as risk elements: (i) nonperforming assets, which include nonperforming loans and foreclosed real estate (other real estate owned and insubstance foreclosures), (ii) loans contractually past due 90 days or more as to principal or interest payments that continue to accrue interest because the loans are well secured and in the process of collection and (iii) other troubled debt restructurings that provide more favorable rates or terms to the borrower to facilitate the eventual full collection of principal. Accordingly, the risk element classification does not necessarily mean nonearning, but rather that it is probable that the entire interest will not be received within the original contractual term.

The following table sets forth the totals of the risk elements at the dates indicated:


RISK ELEMENTS

December 31 (dollars in thousands)                     1993           1992          1991           1990        1989
- -------------------------------------------------------------------------------------------------------------------
Nonperforming assets
   Commercial and industrial                       $ 18,632       $ 32,311      $ 34,836       $ 51,579     $ 1,268
   Real estate-commercial and construction           36,373         63,825        79,830         91,402      13,040
   Real estate-residential                            5,327          2,596         4,079          7,796           -
   Consumer                                           3,331          3,226         1,218          1,570         154
   Nonaccrual troubled debt restructurings              528            454         3,605              -           -
- -------------------------------------------------------------------------------------------------------------------
     Total nonperforming loans                       64,191        102,412       123,568        152,347      14,462
   Foreclosed real estate                            45,003         62,540        88,988         99,546         713
- -------------------------------------------------------------------------------------------------------------------
     Total nonperforming assets                     109,194        164,952       212,556        251,893      15,175
- -------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more as
     to principal or interest payments
   Commercial and industrial                            582          1,140           856          4,306      13,853
   Real estate-commercial and construction              382          2,551         3,764         29,797      46,115
   Real estate-residential                            2,144          1,959         1,170            781       1,042
   Consumer                                           1,413            643         1,176          1,768       2,266
- -------------------------------------------------------------------------------------------------------------------
     Total loans past due 90 days or more             4,521          6,293         6,966         36,652      63,276
- -------------------------------------------------------------------------------------------------------------------
Other troubled debt restructurings                   35,335         35,447        29,596              -           -
- -------------------------------------------------------------------------------------------------------------------
     Total risk elements                           $149,050       $206,692      $249,118       $288,545     $78,451
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------
Total nonperforming loans as a percentage
     of total loans                                   3.60%          6.01%         7.13%          7.62%        .67%
Total nonperforming assets as a percentage
     of total loans and foreclosed real estate        5.98           9.33         11.67          12.00         .70
Total risk elements as a percentage of total
   loans and foreclosed real estate                   8.16          11.69         13.68          13.74        3.63
- -------------------------------------------------------------------------------------------------------------------


32
- -------------



As seen in the table, much of the concentration of risk elements is in the real estate category. Future levels of risk elements will continue to be dependent on economic conditions, and if the weakness in the New Jersey real estate market persists, risk elements may increase. Citizens updates appraisals on assets secured by real estate, particularly those categorized as risk elements or otherwise internally classified as having some degree of credit impairment.

In addition to the loans included in the risk elements table, Citizens has identified approximately $30,000,000 of potential problem loans at December 31, 1993. These loans, as well as the loans included in risk elements, have been considered in the analysis of the adequacy of the allowance for loan losses.

Interest income that would have been recorded for the year ended December 31, 1993 if nonaccrual loans had been current was $8,059,000, including the reversal of previously accrued interest, compared with $10,884,000 for the prior year. Nonaccrual loans, on which income is earned on a cash basis, amounted to $4,169,000 at December 31, 1993 and $6,305,000 at December 31, 1992. Interest
earned on all cash basis loans during the year ended December 31, 1993 amounted to $820,000, compared to $1,086,000 for the year ended December 31, 1992.

Management believes that the allowance for loan losses is adequate to absorb possible future losses on existing loans and commitments. In management's opinion, the provision for loan losses reflects the amount deemed appropriate to produce an allowance for loan losses adequate to meet the risk of loss characteristics of the loan portfolio at December 31, 1993.

At December 31, 1993, the loan portfolio had no concentration of loans exceeding 10% of total loans in specialized industries other than residential and commercial real estate, and was primarily comprised of loans made in Citizens' market area. In addition, Citizens has no foreign loans.


DEPOSITS

At year-end 1993, total deposits were $2,320,975,000, an increase of 1.0% from the previous year-end total of $2,297,929,000. For the year ended December 31, 1993, total deposits averaged $2,263,482,000, a decrease of 1.0% from the 1992 average of $2,286,830,000. This decrease in average total deposits is primarily attributable to a decline in time deposits during 1993 as a result of the lower interest rate environment. The reduction in time deposits was partly offset by an increase in savings and demand deposits for 1993 as compared to 1992. The 1992 average deposits of $2,286,830,000 decreased by 5.9% over the average for 1991.


DEPOSITS BY TYPE OF DEPOSITOR


                                                     December 31
- -------------------------------------------------------------------------------
(in thousands)                             1993             1992           1991
- -------------------------------------------------------------------------------

Individuals, partnerships
   and corporations                  $2,137,644       $2,142,649     $2,187,069
United States government                  2,555            4,212          2,771
States and political
   subdivisions                         164,366          131,453        147,998
Other                                    16,410           19,615         24,076
- -------------------------------------------------------------------------------
   Total                             $2,320,975       $2,297,929     $2,361,914
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


Average rates paid by Citizens on interest-bearing deposits were lower during 1993, decreasing throughout the year and ranging from an average of 3.6% in January to 3.1% in December. These rates averaged 3.3% for the year, down from 4.2% for the year 1992.

DEMAND DEPOSITS - At December 31, 1993, demand deposits amounted to $424,238,000, an increase of 9.6% from the prior year-end total. Averaging $387,022,000 for the year ended December 31, 1993, demand deposits increased 11.6% from the 1992 average of $346,721,000. This compares with an increase of 6.9% recorded in 1992 over the 1991 average.

SAVINGS DEPOSITS - At December 31, 1993, total savings deposits, consisting of money market accounts, NOW accounts and high performance fund accounts, amounted to $1,094,709,000, an increase of 6.9% from the December 31, 1992 total. Money market accounts totaled $674,325,000 at year-end 1993, compared with $612,640,000 at year-end 1992. Citizens' NOW accounts totaled $331,451,000 at year-end 1993, compared with $299,291,000 at year-end 1992. Citizens' high performance fund amounted to $88,933,000 at year-end 1993, compared with $112,465,000 at December 31, 1992. Total savings deposits averaged $1,043,649,000 in 1993, an increase of 6.3% from the 1992 average of $981,402,000. In comparison, the average in 1992 was 7.3% more than the 1991 average.

TIME DEPOSITS - At year-end 1993, total time deposits, including certificates of deposit of $100,000 or more, amounted to $802,028,000, a reduction of 9.5% from the previous year-end total. In 1993, time deposits averaged $832,811,000, a decrease of 16.3% from the average of $958,707,000 in 1992. By comparison, the average for 1992 decreased 19.6% from the 1991 average. Declines in time deposits primarily resulted from the impact of lower levels of interest rates causing depositors to seek investment alternatives.

                                                                              33
                                                                   -------------



CAPITAL ADEQUACY

Capital adequacy is a measure of the amount of capital needed to sustain asset growth while providing safety for depositors' funds and shareholders' investments by acting as a means to absorb unanticipated losses. Citizens regularly evaluates its requirements for equity capital and long-term debt.

The Board of Governors of the Federal Reserve System has issued rules requiring banks and bank holding companies to maintain minimum levels of capital as a percentage of risk-weighted assets. Under these rules, a banking organization's assets and certain off-balance sheet activities are classified into categories, with the least capital required for the category deemed to have the least risk, and the most capital required for the category deemed to have the most risk.

The Board of Governors of the Federal Reserve System has also issued leverage capital adequacy standards, under which banking organizations must maintain a minimum ratio of Tier 1 capital to adjusted total assets of at least 3.00% to 5.00%. Both the risk-weighted capital and leverage ratios required for the Bank have been modified by the regulatory memorandum of understanding as covered in the following paragraph and table.

In 1992, the Board of Directors of the Bank and the Office of the Comptroller of the Currency entered into a Memorandum of Understanding ("MOU") terminating a Cease and Desist Order that had been in effect since 1990. The MOU sets forth areas that the Bank will continue to address to further the rebuilding process and requires that the Bank achieve certain capital levels. At December 31, 1993, the Bank was in full compliance with the MOU, including all such capital level requirements.

- --------------------------------------------------------------------------------
The following table presents in summary form the capital ratios of Citizens and the Bank at December 31, 1993 and 1992, as compared with the required minimum levels established by their regulators:
- --------------------------------------------------------------------------------

                                                                                            Minimum
                                                                                            Regulatory        Actual Ratio
                                                                                            Requirement   1993          1992
- -------------------------------------------------------------------------------------------------------------------------------
CITIZENS:
Year-end Tier 1 capital to fourth quarter average total adjusted assets (leverage ratio)     5.00%        7.51%         6.38%
Tier 1 capital to total risk-weighted assets                                                 4.00        11.15          9.07
Total capital to total risk-weighted assets                                                  8.00        13.54         11.46

THE BANK:
Year-end Tier 1 capital to fourth quarter average total adjusted assets (leverage ratio)     6.50%        8.07%         6.80%
Tier 1 capital to total risk-weighted assets                                                 7.50        12.02          9.69
Total capital to total risk-weighted assets                                                 10.00        13.30         10.98
- ----------------------------------------------------------------------------------------------------------------------------



COMMON STOCK AND DIVIDEND INFORMATION

At year-end 1993, 49,859,824 shares of Citizens' common stock were outstanding. The common shareholders' equity per share at December 31, 1993 was $3.92, up from $3.25 at the prior year-end. The increase in book value at December 31, 1993 reflects the earnings for the year adjusted for common and preferred stock dividends. On December 21, 1993, the Board of Directors of Citizens declared a dividend on the Company's common stock of $.0425 per share payable on February 1, 1994 to shareholders of record at the close of business on January 14, 1994.

The common stock of Citizens is traded on the American Stock Exchange. The following table sets forth the range of high and low sale prices for common stock as reported by the American Stock Exchange for the periods indicated:



                                             PRICE RANGES
1993                                 HIGH                     LOW
- -----------------------------------------------------------------
FIRST QUARTER                      $7 1/8                  $4 3/4
SECOND QUARTER                      7 3/4                   6 1/8
THIRD QUARTER                       7 1/4                   6 3/8
FOURTH QUARTER                      7 7/8                   6 7/8
- -----------------------------------------------------------------

1992
- -----------------------------------------------------------------
First quarter                      $5 7/8                  $2 5/8
Second quarter                      4 7/8                       4
Third quarter                           6                   2 5/8
Fourth quarter                      5 7/8                   2 7/8
- -----------------------------------------------------------------

34
- -------------



COMPARISON OF SELECTED DATA


(in thousands)
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------
Average Balances                                        1993           1992           1991           1990           1989
- ------------------------------------------------------------------------------------------------------------------------
BALANCE SHEETS
Net loans                                         $1,634,630     $1,638,017     $1,780,955     $2,086,084     $2,028,809
Interest-bearing balances with banks                     500            418            194         16,712         50,945
Federal Funds sold                                   100,482        108,008        109,085        102,458         91,107
Trading account securities                               549            550            696          1,386          1,330
Taxable investment securities                        493,591        421,310        348,860        198,859        151,302
Tax-exempt investment securities                       8,114          2,541         33,990        286,090        253,545
- ------------------------------------------------------------------------------------------------------------------------
Total earning assets                               2,237,866      2,170,844      2,273,780      2,691,589      2,577,038
Other assets                                         254,559        269,116        294,367        270,298        211,795
- ------------------------------------------------------------------------------------------------------------------------
     Total assets                                 $2,492,425     $2,439,960     $2,568,147     $2,961,887     $2,788,833
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------
Demand deposits (non-interest bearing)            $  387,022     $  346,721     $  324,265     $  344,030     $  343,696
Savings deposits                                   1,043,649        981,402        914,251      1,038,733        977,148
Time deposits                                        832,811        958,707      1,192,598      1,310,180      1,165,597
- ------------------------------------------------------------------------------------------------------------------------
Total deposits                                     2,263,482      2,286,830      2,431,114      2,692,943      2,486,441
Short-term borrowings                                  8,452          7,539         11,004         56,541         72,455
Long-term debt                                        19,285         19,336         19,384         19,989         20,404
- ------------------------------------------------------------------------------------------------------------------------
Total deposits and borrowed money                  2,291,219      2,313,705      2,461,502      2,769,473      2,579,300
Accrued expenses and other liabilities                19,620         19,727         22,195         19,534         28,311
Shareholders' equity                                 181,586        106,528         84,450        172,880        181,222
- ------------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity   $2,492,425     $2,439,960     $2,568,147     $2,961,887     $2,788,833
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------


                                                                              35
                                                                   -------------




(dollars in thousands, except per share amounts)
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------
For the Year Ended December 31                               1993           1992           1991           1990           1989
- -----------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
Net interest income                                    $  103,859     $   91,568     $   78,806     $   86,767     $  111,566
Provision for loan losses                                  17,000         23,000         24,000        153,250          6,600
- -----------------------------------------------------------------------------------------------------------------------------
Net interest income (expense) after
     provision for loan losses                             86,859         68,568         54,806        (66,483)       104,966
Non-interest income                                        25,176         15,927         25,189         10,904          9,228
Operating expenses                                         82,435         74,807         76,792         73,059         64,826
- -----------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes,
     extraordinary credit and change in
     accounting principle                                  29,600          9,688          3,203       (128,638)        49,368
Income tax expense (benefit)                                  461          3,452            247        (26,272)        12,178
- -----------------------------------------------------------------------------------------------------------------------------
Income (loss) before extraordinary credit
     and change in accounting principle                    29,139          6,236          2,956       (102,366)        37,190
Extraordinary credit-utilization of net
     operating loss carryforward                               -           3,236             -              -              -
Cumulative effect of change in
     accounting principle                                   7,168             -              -              -              -
- -----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                      $   36,307     $    9,472     $    2,956     $ (102,366)    $   37,190
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Net income (loss)
     Primary
          Income (loss) before extraordinary credit      $    .58         $  .21         $  .13         $(4.83)         $1.73
          Net income (loss)                                   .72            .32            .13          (4.83)          1.73
     Fully diluted
          Income (loss) before extraordinary credit           .57            .21*           .13*         (4.83)*         1.63
          Net income (loss)                                   .71            .32*           .13*         (4.83)*         1.63
Cash dividends declared on common stock                     .0425              -              -            .36            .63
Total common shareholders' equity at year-end                3.92           3.25           3.96           3.83           9.00
Weighted average number of common shares**
     Primary                                           50,121,132     28,814,006     21,382,228     21,233,146     21,433,488
     Fully diluted                                     52,625,002     28,814,006*    21,382,228*    21,233,146*    23,331,380
- -----------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Return on average assets before extraordinary
     credit and cumulative effect of change
     in accounting principle                                 1.17%           .26%           .12%         (3.46)%         1.33%
Return on average assets                                     1.46            .39            .12          (3.46)          1.33
Return on average shareholders' equity before
     extraordinary credit and cumulative effect
     of change in accounting principle                      16.05           5.85           3.50         (59.21)         20.52
Return on average shareholders' equity                      20.00           8.89           3.50         (59.21)         20.52
Cash dividends declared on common and
     preferred shares to net income (loss)                   7.52             -              -           (7.56)         36.53
Net charge-offs to average total loans                       1.70           1.33           2.66           3.29            .26
Average net loans to total deposits                         72.22          71.63          73.26          77.46          81.59
Yield on average earning assets***                           7.50           8.15           9.40          10.06          11.30
Cost of interest-bearing liabilities                         3.28           4.26           6.17           7.11           7.54
Interest rate spread***                                      4.22           3.89           3.23           2.95           3.76
Net yield on earning assets***                               4.71           4.29           3.60           3.65           4.76
- -----------------------------------------------------------------------------------------------------------------------------

  *Convertible securities have no dilutive effect for the period.
 **The increase in the number of shares outstanding reflects the shares issued in each year. For details of the issuance of common stock see the Consolidated Statements of Changes in Shareholders' Equity.
***Taxable-equivalent basis.


36
- -------------



AVERAGE RATES AND YIELDS ON A TAXABLE-EQUIVALENT BASIS


(dollars in thousands)
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
For the Years Ended December 31                                       1993
- -----------------------------------------------------------------------------------------------
                                                          Average                       Average
                                                          Balance       Interest           Rate
- -----------------------------------------------------------------------------------------------
Total loans                                            $1,708,083     $  138,867*          8.13%
Less: Allowance for loan losses                            73,453
- -----------------------------------------------------------------------------------------------
     Net loans                                          1,634,630        138,867*          8.50
Interest-bearing balances with banks                          500             16           3.20
Federal Funds sold                                        100,482          3,072           3.06
Trading account securities                                    549             21*          3.83
Taxable investment securities                             493,591         25,313           5.13
Tax-exempt investment securities                            8,114            508*          6.26
- -----------------------------------------------------------------------------------------------
     Total earning assets                               2,237,866        167,797           7.50
Cash and due from banks                                   114,619
Foreclosed real estate                                     54,555
Other assets                                               85,385
- -----------------------------------------------------------------------------------------------
     Total assets                                      $2,492,425     $  167,797           6.73%
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Savings deposits                                       $1,043,649     $   25,303           2.42%
Time deposits                                             832,811         35,675           4.28
Short-term borrowings                                       8,452            208           2.46
Long-term debt                                             19,285          1,300           6.74
- -----------------------------------------------------------------------------------------------
     Total interest-bearing liabilities                 1,904,197         62,486           3.28
Demand deposits (non-interest bearing)                    387,022
Accrued expenses and other liabilities                     19,620
Shareholders' equity                                      181,586
- -----------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity        $2,492,425     $   62,486           2.51%
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Net interest income                                                   $  105,311
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Net yield on earning assets                                                                4.71%
- -----------------------------------------------------------------------------------------------

 *Adjusted to a taxable-equivalent basis at a 35% tax rate for 1993 and a 34% tax rate for 1992 and 1991.


                                                                              37
                                                                   -------------



- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
For the Years Ended December 31                                             1992
- -----------------------------------------------------------------------------------------------
                                                          Average                       Average
                                                          Balance       Interest           Rate
- -----------------------------------------------------------------------------------------------
Total loans                                            $1,714,731     $  149,050*          8.69%
Less: Allowance for loan losses                            76,714
- -----------------------------------------------------------------------------------------------
     Net loans                                          1,638,017        149,050*          9.10
Interest-bearing balances with banks                          418             14           3.35
Federal Funds sold                                        108,008          3,792           3.51
Trading account securities                                    550             33*          6.00
Taxable investment securities                             421,310         23,712           5.63
Tax-exempt investment securities                            2,541            289*         11.37
- -----------------------------------------------------------------------------------------------
     Total earning assets                               2,170,844        176,890           8.15
Cash and due from banks                                   109,929
Foreclosed real estate                                     77,588
Other assets                                               81,599
- -----------------------------------------------------------------------------------------------
     Total assets                                      $2,439,960     $  176,890           7.25%
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Savings deposits                                       $  981,402     $   30,374           3.09%
Time deposits                                             958,707         51,829           5.41
Short-term borrowings                                       7,539            220           2.92
Long-term debt                                             19,336          1,303           6.74
- -----------------------------------------------------------------------------------------------
     Total interest-bearing liabilities                 1,966,984         83,726           4.26
Demand deposits (non-interest bearing)                    346,721
Accrued expenses and other liabilities                     19,727
Shareholders' equity                                      106,528
- -----------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity        $2,439,960     $   83,726           3.43%
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Net interest income                                                   $   93,164
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Net yield on earning assets                                                                4.29%
- -----------------------------------------------------------------------------------------------



- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
For the Years Ended December 31                                             1991
- -----------------------------------------------------------------------------------------------
                                                          Average                       Average
                                                          Balance       Interest          Rate
- -----------------------------------------------------------------------------------------------
Total loans                                            $1,867,356     $  179,962*          9.64%
Less: Allowance for loan losses                            86,401
- -----------------------------------------------------------------------------------------------
     Net loans                                          1,780,955        179,962*         10.10
Interest-bearing balances with banks                          194             11           5.67
Federal Funds sold                                        109,085          6,118           5.61
Trading account securities                                    696             61*          8.76
Taxable investment securities                             348,860         24,009           6.88
Tax-exempt investment securities                           33,990          3,483*         10.25
- -----------------------------------------------------------------------------------------------
     Total earning assets                               2,273,780        213,644           9.40
Cash and due from banks                                   112,108
Foreclosed real estate                                     91,973
Other assets                                               90,286
- -----------------------------------------------------------------------------------------------
     Total assets                                      $2,568,147     $  213,644           8.32%
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Savings deposits                                       $  914,251     $   44,022           4.82%
Time deposits                                           1,192,598         85,858           7.20
Short-term borrowings                                      11,004            576           5.23
Long-term debt                                             19,384          1,305           6.73
- -----------------------------------------------------------------------------------------------
     Total interest-bearing liabilities                 2,137,237        131,761           6.17
Demand deposits (non-interest bearing)                    324,265
Accrued expenses and other liabilities                     22,195
Shareholders' equity                                       84,450
- -----------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity        $2,568,147     $  131,761           5.13%
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Net interest income                                                   $   81,883
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------
Net yield on earning assets                                                                3.60%
- -----------------------------------------------------------------------------------------------